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                                                                   Exhibit 99.03

                                 FIRST AMENDMENT
                                     TO THE
                 ALLEGIANCE RETIREMENT PLAN FOR UNION EMPLOYEES
                             OF HAYWARD, CALIFORNIA

                                   BACKGROUND
                                   ----------

A. Cardinal Health, Inc. (the "Employer") maintains the Allegiance Retirement Plan for Union Employees of Hayward, California (the "Plan") for the benefit of eligible union employees of Warehouse Union Local 6, ILWU and their beneficiaries. The Plan is comprised of the Baker & Hostetler LLP Defined Contribution Plan and Trust Regional Prototype (the "Basic Plan Document") and the Adoption Agreement for the Baker & Hostetler LLP Regional Prototype Plan 001 Nonstandardized Profit Sharing Plan and Trust (the "Adoption Agreement").

B. The Employer desires to amend the Hours of Service requirement for eligibility to participate in the Plan to be consistent with the collective bargaining agreement between Allegiance Healthcare Corporation - Hayward, California and ILWU Local 6, effective as of January 1, 2001 (the "Bargaining Agreement").

C. The Employer also desires to amend the profit sharing contribution allocation computation period for Fixed Contributions and Transition Contributions to the Plan Year, effective as of July 1, 2001, and to authorize an allocation of such contributions for a short Contribution Allocation Period of January 1, 2001 to June 30, 2001.

D. Section 12.1 of the Basic Plan Document permits the amendment of the Plan by action of the Employer at any time.


                                   AMENDMENT
                                   ---------

1. Effective January 1, 2001, Section II.A.2. of the Adoption Agreement is hereby amended to change the service crediting method for eligibility to participate in the Plan to Hours of Service. Sections II.B.2. and II.I. of the Adoption Agreement are also hereby amended to provide that 800 Hours of Service must be completed to participate in the Plan, as required by the Bargaining Agreement, and to permit participation to commence immediately upon meeting such requirement by revising the definition of "Entry Date" accordingly.

2. Effective July 1, 2001, Sections V.C.1. and 2. of the Adoption Agreement are hereby amended to change the profit sharing contribution allocation computation period for Fixed Contributions and Transition Contributions to the Plan Year, rather than the calendar year, and
         Section V.C.4. is amended to reflect the short Plan Year allocation resulting from this change.

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3.       Replacement pages to the Adoption Agreement, in the form attached hereto, are hereby authorized to be inserted in all copies of the Plan.

4.       All other provisions of the Plan shall remain in full force and effect.


                                            CARDINAL HEALTH, INC.


                                            By:  /s/ Carole Watkins
                                               ---------------------------------

                                            Its:  Executive Vice President - HR
                                                 -------------------------------

                                            Date:  December 31, 2001
                                                  ------------------------------



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